Exhibit 3.4

LIMITED PARTNERSHIP AGREEMENT

OF

ENDO LP

This Limited Partnership Agreement (the “Agreement”) is made and entered into as of August 1, 2025 (the “Effective Date”), by and between ELP 2025 GP Limited, a company incorporated in Ireland with company registration number 793019 and its registered office at College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Ireland (the “General Partner”) and Mallinckrodt plc, a public limited company incorporated in Ireland with company registration number 522227 and its registered office at College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Ireland (the “Limited Partner” and, together with the General Partner, the “Partners”) of Endo LP (the “Partnership”), pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (the “Act”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein, the parties hereto agree as follows:

ARTICLE 1

NAME, PURPOSE AND OFFICES OF PARTNERSHIP

1.1          Name. The name of the Partnership is Endo LP. The affairs of the Partnership shall be conducted under the Partnership name, or such other name as the General Partner may from time to time designate upon written notice to the Limited Partner.

1.2          Purposes. The Partnership was formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act. The Partnership’s purposes may be changed or expanded by the General Partner.

1.3          Principal Office. The principal office of the Partnership shall be located at such place as the General Partner may from time to time designate. The General Partner shall provide each Limited Partner with prompt written notice of any change in the location of the Partnership’s principal office.

1.4          Registered Agent and Office. The name of the registered agent for service of process of the Partnership and the address of the Partnership’s registered office in the State of Delaware shall be such agent or office in the State of Delaware as the General Partner may from time to time designate.

ARTICLE 2

TERM OF PARTNERSHIP; TERMINATION of PARTNERSHIP interests

2.1          Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership of the Partnership with the office of the Secretary of State of the State of Delaware and shall continue indefinitely, or until dissolution, termination, or liquidation of the Partnership in accordance with the Act and this Agreement.

2.2          Events Affecting a Limited Partner of the Partnership. Except as otherwise provided by Section 9.1(c) and Section 9.1(e), the death, temporary or permanent incapacity, insanity, incompetency, Bankruptcy, liquidation, dissolution, reorganization, merger, sale of all or substantially all the partnership interests, stock or assets of, or other change in the ownership or nature of any Limited Partner shall not dissolve the Partnership.

ARTICLE 3

PARTNERSHIP INTERESTS

3.1          Name and Address; Partnership Interests. The names and addresses of each Partner and the amount of each Partner’s capital contribution to the Partnership shall be kept in the Partnership’s books and records.

3.2          Additional Interests. In the sole discretion of the General Partner, the Partnership may issue, sell or grant to any persons a partnership interest in the Partnership.

3.3          Admission of Limited Partners. A person may be admitted as a Limited Partner in the sole discretion of the General Partner.

ARTICLE 4

CAPITAL ACCOUNTS AND CAPITAL CONTRIBUTIONS

4.1          Capital Accounts. An individual capital account shall be maintained for each Partner by the General Partner.

4.2          Capital Contributions of the Partners. Each Partner’s capital contributions (each, a “Capital Contribution”) are as set forth in the books and records of the Partnership.

ARTICLE 5

PARTNERSHIP ALLOCATIONS

5.1          Allocation of Profit or Loss. Except as otherwise determined to be appropriate by the General Partner, profit and loss of the Partnership shall be allocated among the Partners in proportion to their respective Capital Contributions.

ARTICLE 6

WITHDRAWALS BY AND DISTRIBUTIONS TO THE PARTNERS

6.1          Withdrawals by the Partners. No Partner may withdraw any amount from its capital account without the prior written consent of the General Partner.

6.2          No Obligation to Repay or Restore. Except as required by law or the terms of this Agreement, no Partner shall be obligated at any time to repay or restore to the Partnership all or any part of any distribution made to it from the Partnership.

6.3          Distributions. The General Partner shall make distributions of available cash from time to time in its discretion.

ARTICLE 7

MANAGEMENT DUTIES AND RESTRICTIONS

7.1          Management. The General Partner shall have the sole and exclusive right to manage, control, and conduct the affairs of the Partnership, including the pledge of Partnership assets, opening of Partnership accounts, and to do any and all acts on behalf of the Partnership, including exercise of rights to elect to adjust the tax basis of Partnership assets and to revoke such elections and to make such other tax elections as the General Partner shall deem appropriate. The General Partner, in its sole discretion, may enter into a separate supplemental agreement with a Limited Partner and as such may agree to additional provisions. The General Partner has the power and authority to delegate to one or more other persons any or all of the General Partner’s rights, powers and duties to manage and control the business and affairs of the Partnership.

7.2          No Control by the Limited Partner. The Limited Partner shall take no part in the control or management of the affairs of the Partnership nor shall the Limited Partner have any authority to act for or on behalf of the Partnership or to vote on any matter relative to the Partnership and its affairs except as specifically permitted by this Agreement.

7.3          No Personal Liability of the Limited Partner. Except as otherwise expressly provided in the Act, by applicable law, or expressly stated in this Agreement, the Limited Partner will not be obligated personally for any debt, obligation, or liability of the Partnership or another Partner, whether arising in contract, tort, or otherwise, solely by reason of being the Limited Partner.

7.4          Liability of the General Partner. Except as otherwise expressly provided in the Act, by applicable law, or expressly stated in this Agreement, the General Partner will be obligated personally for any debt, obligation, or liability of the Partnership.

ARTICLE 8

TRANSFER OF PARTNERSHIP INTERESTS

8.1          Transfer by Partners. No Limited Partner shall sell, assign, pledge, mortgage, or otherwise dispose of or transfer its interest in the Partnership without the prior written unanimous consent of the General Partner.

ARTICLE 9

DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP

9.1          Dissolution. The Partnership shall be dissolved and its affairs wound up only upon the occurrence of any of the following events or times:

(a)            An election to dissolve the Partnership made by the General Partner;

(b)            The sale, exchange, involuntary conversion, or other disposition or transfer of all or substantially all the assets of the Partnership;

(c)            At any time there is no General Partner; provided ,that the Partnership shall not be dissolved if within ninety (90) days after the first date on which there is no General Partner, the Limited Partner shall have elected to continue the business of the Partnership and agreed to the appointment, effective as of the date of such election, of a successor General Partner

(d)            The entry of a decree of judicial dissolution under Section 17-802 of the Act; or

(e)            At any time there is no Limited Partner; provided ,that the Partnership shall not be dissolved if within ninety (90) days after the first date on which there is no Limited Partner, the General Partner shall have elected to continue the business of the Partnership and agreed to the admission, effective as of the date of such election, of a successor Limited Partner.

9.2          Winding up Procedures. Promptly upon dissolution of the Partnership, the affairs of the Partnership shall be wound up and the Partnership liquidated.

ARTICLE 10

FISCAL YEAR

10.1        Fiscal Year. The Partnership's fiscal year shall be the calendar year.

10.2        Tax Classification. The Partnership shall be treated as disregarded as separate from the Limited Partner for all U.S. federal (and applicable state and local) income tax purposes. The Limited Partner, the General Partner and each officer of the Partnership is authorized to make an election pursuant to Regulations Section 301.7701-3(c) in accordance with the intended tax classification.

ARTICLE 11

INDEMNIFICATION

11.1        Indemnification. The Partnership shall indemnify, defend and hold harmless the Partners, officers, employees and agents of the Partnership (individually, an “Indemnitee”) to the fullest extent permissible under Delaware law from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of such Indemnitee’s status as a partner, officer, employee or agent of the Partnership if (i) the Indemnitee acted in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee’s conduct was unlawful, and (ii) the Indemnitee’s conduct did not constitute gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (i) or (ii) above. Any indemnification pursuant to this ARTICLE 11 shall be made only out of the assets of the Partnership and no Partner shall have any personal liability on account thereof. In the event that an amendment to this Agreement reduces or eliminates any Indemnitee’s right to indemnification pursuant to this ARTICLE 11, such amendment shall not be effective with respect to any Indemnitee’s right to indemnification that accrued prior to the date of such amendment. For purposes of this ARTICLE 11, a right to indemnification shall accrue as of the date of the event underlying the claim that gives rise to such right to indemnification. All calculations of claims and the amount of indemnification to which any Indemnitee is entitled under this ARTICLE 11 shall be made (i) giving effect to the tax consequences of any such claim and (ii) after deduction of all proceeds of insurance net of retroactive premiums and self-insurance retention recoverable by the Indemnitee with respect to such claims

11.2        Expenses. Expenses (including reasonable legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in the foregoing paragraph may, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding, in the discretion of the Partners, upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this ARTICLE 11.

11.3        Not Exclusive. The indemnification and advancement of expenses set forth in this ARTICLE 11 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Partnership’s certificate of limited partnership, this Agreement, any other agreement, a vote of the Partners, a policy of insurance or otherwise, and shall not limit in any way any right which the Partnership may have to make additional indemnifications with respect to the same or different persons or classes of persons, as determined by the Partners. The indemnification and advancement of expenses set forth in this ARTICLE 11 shall continue as to each Indemnitee who has ceased to hold the position giving rise to such indemnification and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such a person or entity.

11.4        Insurance. The Partnership may purchase and maintain insurance on behalf of any Indemnitee against any liability asserted against an Indemnitee and incurred by an Indemnitee in such capacity, or arising out of such Indemnitee’s status as aforesaid, whether or not the Partnership would have the power to indemnify such Indemnitee against such liability under this ARTICLE 11.

ARTICLE 12

OTHER PROVISIONS

12.1        Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among the residents of such state made and to be performed entirely within such state, and without giving effect to the conflict of laws principles thereof.

12.2        Execution and Filing of Documents. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.3        Binding Agreement. This Agreement shall be binding upon the transferees, successors, assigns, and legal representatives of the Partners.

12.4        Amendment. This Agreement may only be amended with the consent of the General Partner and the Limited Partner.

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IN WITNESS WHEREOF, the Partners have executed this Agreement as of the Effective Date.

GENERAL PARTNER:

ELP 2025 GP LIMITED

By:	/s/ Alasdair John Fenlon
Name:	Alasdair John Fenlon
Title:	Director

IN WITNESS WHEREOF, the Partners have executed this Agreement as of the Effective Date.

LIMITED PARTNER:

MALLINCKRODT PLC

By:	/s/ Sigurdur Olafsson
Name:	Sigurdur Olafsson
Title:	Authorised Signatory